Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: Integrated Corporate Relations Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces Third Quarter Fiscal 2006 Earnings

Comparable Restaurant Sales Increase 2.7%

Minneapolis, Minnesota, October 31, 2006. BUCA, Inc. (Nasdaq: BUCA) today announced financial results for the third fiscal quarter ended September 24, 2006. In the reported operating results, Vinny T’s of Boston and three closed Buca di Beppo restaurants are classified as discontinued operations. The sale of Vinny T’s of Boston closed after the end of the quarter and therefore the transaction is not reflected in the results for the third quarter.

Third Quarter Results

Total restaurant sales increased by 2.6% to $56.4 million in the third quarter of fiscal 2006 from $55.0 million in the third quarter of fiscal 2005. The increase in restaurant sales was driven by increased comparable restaurant sales, as no new restaurants opened in the period. The increase in comparable restaurant sales was driven by the addition of lunch at 24 restaurants in the first nine months of 2006, the continued increases in Buca To Go and the positive marketing impact of the Buca E-Club. The Company had previously implemented price increases of approximately 2.0% on food items over the course of 2005 and approximately 1.5% on food items in the first quarter of fiscal 2006. For the third quarter of fiscal 2006, comparable restaurant sales increased 2.7% at the Buca di Beppo restaurants.

The company reported a net loss of $5.1 million, or $0.25 per share, in the third quarter of fiscal 2006 as compared to a net loss of $20.9 million, or $1.04 per share, in the third quarter of fiscal 2005. Net loss from continuing operations was $5.0 million in the third quarter of fiscal 2006 as compared to a net loss of $16.6 million in the same period in the prior year. For the third quarter of fiscal 2005, the company’s loss included a $9.4 million loss on impairment of long-lived assets.

Total restaurant costs in the third fiscal quarter of 2006 increased 3.0% over the same period in the prior year to $55.5 million. As a percentage of restaurant sales, these costs were 98.4% for the third quarter of fiscal 2006 as compared to 98.1% in the third quarter of fiscal 2005. The increase in restaurant costs was primarily due to increased costs of produce, higher labor costs primarily related to training and hiring for lunch service at additional restaurants and increased utilities costs.

General and administrative expenses decreased by 24.5% to $5.1 million in the third quarter of fiscal 2006 from $6.7 million in the third quarter of fiscal 2005. General and administrative expenses as a percentage of restaurant sales decreased to 9.0% in the third quarter of fiscal 2006 from 12.3% in the comparable period of fiscal 2005. The decrease in these expenses was primarily due to lower legal, consulting and audit fees as well as the receipt of approximately $0.9 million in insurance-related settlements, offset by approximately $0.2 million of share-based compensation expense as a result of the adoption of SFAS No. 123(R) and approximately $0.5 million of additional expense related to a California class action settlement. In accordance with the modified prospective transition method, the company has not restated the financial results for our prior periods to include a comparable expense.

Beginning in 2005, our Vinny T’s of Boston restaurants as well as three closed Buca di Beppo restaurants were classified as discontinued operations. During the third quarter of fiscal 2006, the net loss from discontinued operations decreased to $0.2 million from a $4.3 million loss in the same quarter of fiscal 2005. This decrease was primarily related to the operations of Vinny T’s of Boston.

Wallace B. Doolin, the company’s Chairman and Chief Executive Officer commented, “We are pleased that the initiatives we have undertaken over the past year, particularly the introduction of lunch, have enabled our Buca di Beppo restaurants to deliver positive comparable same store sales growth for the eighth consecutive quarter. We are particularly pleased that we continue to perform well in an environment in which many restaurant companies reported negative comparable sales.” Mr. Doolin added, “As we move into the fourth quarter, our busiest of the year, we look forward to building on the successes we are currently enjoying on our sales initiatives and the ability to focus on improving margins.”

Nine Months’ Results

For the first three quarters of fiscal 2006, total restaurant sales increased by 3.6% to $182.3 million from $176.0 million in the same period in prior year. The company reported a net loss for the first three quarters of fiscal 2006 of $4.6 million, or $0.22 per share, compared to a net loss of $26.0 million, or $1.27 per share, in the same period of fiscal 2005. This improved performance was primarily attributable to an increase in restaurant sales, an improvement in operating margins, a decrease in general and administrative expenses and a reduction in asset impairments charges.

For the first three quarters of fiscal 2006, total restaurant costs were $170.3 million, a 2.7% increase over the same period in the prior year, equaling 93.4% of restaurant sales, down from 94.2% of sales in the same period of fiscal 2005. Direct and occupancy costs for the period increased approximately $2.1 million, or 3.9%, to $54.7 million, equaling 30.1% of restaurant sales, up from 29.9% of sales in the same period of fiscal 2005. This increase as a percentage of sales was primarily attributable to increased utility expenses.

General and administrative expenses decreased by 21.1% to $14.9 million in the first three quarters of fiscal 2006 and accounted for approximately 8.2% of restaurant sales in the first three quarters of fiscal 2006 as compared to $18.8 million, or 10.8% of restaurant sales, in the same period in fiscal 2005. The decrease in general and administrative expense of $3.8 million reflects the receipt by the company of approximately $2.8 million in insurance and insurance-related settlements as well as decreased legal, audit and consulting fees.

Conference Call

BUCA, Inc. will host a conference call on Tuesday, October 31, 2006 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss these results. Wallace B. Doolin, the company’s Chairman and Chief Executive Officer, and Kaye R. O’Leary, the company’s Chief Financial Officer, will be hosting the call. The conference call will be webcast and can be accessed from the following link: http://viavid.net/dce.aspx?sid=000036C5. For those who are unable to listen to the webcast live, a telephone replay will be available for one week beginning at 7:30 p.m. (Eastern Time) on October 31, 2006, and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 (international callers) and entering pin number 1440909.

About the Company:

BUCA, Inc. owns and operates 93 highly acclaimed family style Italian restaurants under the name Buca di Beppo in 23 states and the District of Columbia

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BUCA, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 24, 2006	September 25, 2005 (restated)	September 24, 2006	September 25, 2005 (restated)
Restaurant sales	$56,421	$54,977	$182,282	$176,015
Restaurant costs:
Product	14,360	13,890	45,449	44,942
Labor	19,476	18,885	60,387	58,358
Direct and occupancy	18,446	17,987	54,726	52,677
Depreciation and amortization	3,211	3,162	9,720	9,850

Total restaurant costs	55,493	53,924	170,282	165,827
General and administrative expenses	5,094	6,745	14,883	18,873
Pre-opening costs	—	—	—	243
Loss on impairment of long-lived assets	52	9,365	232	9,801
Lease termination charges	—	160	—	234

Operating loss	(4,218)	(15,217)	(3,115)	(18,963)

Interest income	19	40	67	92
Interest expense	(751)	(786)	(2,226)	(2,251)
Loss on early extinguishment of debt	—	(675)	—	(675)

Loss before income taxes	(4,950)	(16,638)	(5,274)	(21,797)
Income taxes	—	—	—	—

Net loss from continuing operations	(4,950)	(16,638)	(5,274)	(21,797)
Net (loss) income from discontinued operations	(153)	(4,310)	723	(3,881)

Net loss	$(5,103)	$(20,948)	$(4,551)	$(25,678)

Net loss from continuing operations per share—basic and diluted	$(0.24)	$(0.82)	$(0.26)	$(1.08)

Net loss (income) from discontinued operations per share—basic and diluted	$(0.01)	$(0.22)	$0.04	$(0.19)

Net (loss) per share—basic and diluted	$(0.25)	$(1.04)	$(0.22)	$(1.27)

Weighted average common shares outstanding—basic and diluted	20,534,848	20,223,749	20,519,310	20,206,579

BUCA, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ in thousands)

(Unaudited)

	September 24, 2006	December 25, 2005
ASSETS
CURRENT ASSETS:
Cash	$1,175	$1,421
Accounts receivable	3,266	3,660
Inventories	6,046	6,382
Prepaid expenses and other	3,485	2,658
Current assets of discontinued operations and assets held for sale	1,210	1,246

Total current assets	$15,182	15,367

PROPERTY AND EQUIPMENT, net	114,728	121,816
NOTE RECEIVABLE	392	—
OTHER ASSETS	4,221	4,428
LONG-TERM ASSETS OF DISCONTINUED OPERATIONS & ASSETS HELD FOR SALE	8,920	9,255

	$143,443	$150,866

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,810	$12,191
Unredeemed gift card liabilities	1,857	2,921
Accrued payroll and benefits	7,421	8,363
Accrued sales, property and income tax	3,239	3,424
Other accrued expenses	4,705	7,232
Line of credit borrowing	6,145	—
Current maturities of long-term debt and capitalized leases	1,414	1,309
Current liabilities of discontinued operations and assets held for sale	2,795	4,145

Total current liabilities	37,386	39,585

LONG-TERM DEBT AND CAPITAL LEASES, less current maturities	16,343	17,415
DEFERRED RENT	18,910	19,062
OTHER LIABILITIES	3,471	3,904
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS & ASSETS HELD FOR SALE	1,687	1,860

Total liabilities	77,797	81,826

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Undesignated stock, 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value per share, 30,000,000 shares authorized; 20,555,853 and 20,470,075 shares issued and outstanding, respectively	206	205
Additional paid-in capital	170,425	170,686
Accumulated deficit	(104,446)	(99,895)
Unearned compensation	—	(1,151)
Notes receivable from employee shareholders	(539)	(805)

Total shareholders’ equity	65,646	69,040

	$143,443	$150,866